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XL GROUP LTD

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Note:  This filing consists of a transcript of a press conference held jointly by AXA and XL Group on March 5, 2018.

AXA Group Press Conference: XL Group Acquisition

Additional Information and Where to Find It

The statements made in this transcript may be deemed to be solicitation material in respect of the proposed transaction between XL Group and AXA.  In connection with the proposed transaction, XL Group intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) and may file or furnish other documents with the SEC regarding the proposed transaction. This transcript is not a substitute for the definitive proxy statement or any other documents that AXA or XL Group may file with the SEC or send to shareholders in connection with the proposed transaction.  SHAREHOLDERS OF XL Group ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain copies of the proxy statement (when available) and other documents filed with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov.  Copies of documents filed with the SEC by XL Group will be made available free of charge on XL Group’s website at http://xlgroup.com.  Copies of documents filed with the SEC by AXA will be made available free of charge on AXA’s website at www.axa.com.

Participants in Solicitation

XL Group and its directors and executive officers, and AXA and its directors and executive officers may be deemed to be participants in the solicitation of proxies from XL Group’s shareholders in connection with the proposed transaction. Information regarding XL Group’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in XL Group’s annual proxy statement filed with the SEC on April 5, 2017, XL Group’s Current Report on Form 8-K filed with the SEC on October 26, 2017 and XL Group’s Current Report on Form 8-K filed with the SEC on February 20, 2018.  Information about the directors and executive officers of AXA is set forth on its website at www.axa.com. A more complete description will be available in the proxy statement on Schedule 14A. You may obtain free copies of these documents as described in the preceding paragraph filed, with or furnished to the SEC. All such documents, when filed or furnished, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to the Investor Relations departments of XL Group or AXA.

IMPORTANT LEGAL INFORMATION AND CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. Any prospectus, prospectus supplement, Annual Report to common shareholders, proxy statement, Form 10-K, Form 10-Q or Form 8-K or any other written or oral statements made by AXA, XL Group or on AXA’s or XL Group’s behalf may include forward-looking statements that reflect their respective current views with respect to future events and financial or operational performance. Such statements include forward-looking statements both with respect to AXA or XL Group in general, and to the insurance and reinsurance sectors in particular (both as to underwriting and investment matters). Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” “could,” or “would” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

The proposed transaction is subject to risks and uncertainties and factors that could cause AXA’s or XL Group’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include, but are not limited to (i) that AXA and XL Group may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived, including the failure to obtain XL Group’s  shareholders approval for the proposed transaction or that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (ii) uncertainty as to the timing of completion of the proposed transaction; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (iv) risks related to disruption of AXA’s or XL Group’s management’s attention from ongoing business operations due to the proposed transaction; (v) the effect of the announcement of the proposed transaction on AXA’s or XL Group’s relationships with their respective clients, operating results and business generally; and (vi) the outcome of any legal proceedings to the extent initiated against AXA, XL Group or others following the announcement of the proposed transaction, as well as AXA’s and XL Group’s management teams’ response to any of the aforementioned factors.

Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties and can be affected by other factors. Please refer to Part 4 - “Risk factors and risk management” of AXA’s Registration Document for the year ended December 31, 2016, for a description of certain important factors, risks and uncertainties that may affect AXA’s business and/or results of operations and to XL Group’s recent annual report on Form 10-K available on XL Group’s website. Neither AXA nor XL Group undertakes any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or circumstances or otherwise, except as part of applicable regulatory or legal obligations.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere.

Thomas BUBERL, CEO of AXA Group

Good morning everybody.  I am delighted to be your host here today, physically face to face and via Webcast.  As you have seen, we made a major announcement this morning: AXA is to acquire XL Group.  Today, we are here with four colleagues and I am very happy that Mike McGavick, the CEO of XL Group could join us.  Mike, welcome.  I am also very happy that Greg Hendrik, who is the President of P&C and who will take over the joint entity as CEO has also been able to join us here.  Welcome Greg.  We also have the CFO of AXA Group, who is here tell us about the financial effects of this transaction.

The title is about creating a new AXA, and I would like to tell you we why we opted for that particular header.  With this transaction we are really changing the lines, and this really is a major leap for AXA’s strategic journey.  A few years ago, we launched our 2020 Ambition plan where we stated we wanted to change our risk profiles from a profile that is exposed to financial markets risks, to a profile where we are exposed to the insurance market risks.

With this combination between AXA and XL we are now creating a major player for the large enterprises and the mid-markets at global level.

This is not about cost-cutting; this really is about finding the best fits.  This is about complementarity with a vision for growth.  This allows us to leverage the US IPO within a wider framework, because to change the Group profile we decided to step up our operations in the US and, if the markets are attractive, to really re-engage and redeploy the company with this XL acquisition.  This provides a more diversified view in terms of our risk profile.  This really entails capital benefits with this combination.  It means that we have not changed our Ambition 2020 at all; we are reaffirming the targets that we set ourselves.

To show you this major change in our profiles, today our main activity is L&S; this is our core business, with 39% of P&C from the L&S operations.  With the acquisition of XL Group, we are profoundly changing the profile of our Group, which is now going to be really focused on P&C.  It will be more diversified and most importantly, that strengthens our capacity for cash remits and our growth potential.

As I said earlier, with this combination we are becoming the number one global player in the P&C commercial lines insurers, from small enterprises to large international businesses.  This combination with XL Group most likely gives us access to the US, in the P&C market, which we do not have today, as well as other markets, because the XL Group is a strong player in this market.  XL really is focused on the insurance of large enterprises and addressing the specialty lines and specialty markets.

This combination of roles was important.  It is an amicable combination with AXA and the XL Group.  With this building of a global champion in mid-market and specialty risks, it is important that both sides can join forces amicably and with similarities in terms of their culture.  I was surprised to see that on both sides we are extremely aligned and extremely focused on a growth vision.  This is why, beyond that, we came to the conclusion that this new XL-AXA Group will be managed by Greg Hendrik.  He is currently the P&C CEO and he has this knowledge and energy to lead this operation.  I am also delighted that Mike McGavick, the current CEO will be joining us as special adviser to myself.  I am delighted to benefit from his wisdom, his knowledge of the business, and his strategic knowledge.  I am delighted that we have developed this mutual friendship within this process.

March 5 2018

What does that mean overall?  I found this combination is truly about value creation for all the stakeholders involved, in the sense that we are more diversified risk-wise, and we have reduced the sensitivity to the financial markets in our portfolio.  We have a stronger presence in the technical margin earnings market and that clearly gives us growth potential that is greater, as well as a potential to generate cash, with is greater than before.

What are the transaction highlights?  Firstly, as I stated this is a compelling opportunity for two global players, two leaders to join forces to create something extra.  To deliver a vision that we cannot deliver alone.  For us, this is really a perfect fit with our strategy in Ambition 2020, where we stated that we wanted to develop in the P&C sector in commercial risks.  This gives us the opportunity to change our profile and move forward our transformation, as well as to have a partner that really shares our values and culture.

All of this results in value creation.  With the exit of the US life business and change to insurance means we have a creation of value, and that gives us a very attractive 10% return on equity.  We are going to be acquiring the XL Group 100% in cash.  This deal will be financed without increase in capital and for us it is an attractive transaction at 11 PE, post-synergies, which is why we want to move forward swiftly, with an expected closing in the third quarter or fourth quarter.

I would now like to hand over to Mike McGavick, who will tell us about XL Group, since people in France do not necessarily know much about it.  Over to you, Mike.

Mike MCGAVICK, CEO, XL Group

This morning, my colleague, Greg, and I arrived here in France and we were warmly welcomed by the AXA leadership team.  We are deeply grateful for that warm welcome this morning.  We even shared a little birthday cake with George Stanfield.  Thomas, it has been a wonderful journey to this day, and I could not be more excited for what we are going to be able to create in the market place.

A little bit about XL.  It was formed back in 1996, and has become a global leader in complex risk, specialty risk and reinsurance.  We have an active global network around the world, with more than 30 offices and a presence in more than 50 countries, writing insurance in more than 200.  We have about 7,400 people doing that; a relatively small number of people considering the complexity of what we do, and the premium we write.  We write about USD 15 billion worth of premiums these days, of which about one third, USD 5 billion, is in reinsurance.  We have strong access to a network of brokers and other partners, who deliver us business in the mid-markets and the large commercial space.  We are an agile company, with a very flat organization and very thin corporate layers.  We are all about our underwriters and organizing ourselves to allow them to act with speed in the marketplace.

As I said, we write about USD 15 billion in premiums.  We have been growing very rapidly over the last several years, mainly as we worked-in the acquisition of Catlin, which at the time we bought it was the largest syndicate at Lloyds.  That also created momentum for our reinsurance division as well.  We have always been a focused underwriting company.  The core job we have, of all our people, is supporting our underwriters to deliver a great result for both our clients and our shareholders.  We have strong growth; we have great underwriting expertise.

The business is about two thirds insurance, one third reinsurance.  We are very evenly spread across the different product lines that build-up these two businesses.  With that diversity of product line, we think we get an excellent spread into the market and we have many ways to serve clients.  When we look at our company, we think of it as about 40 plus individual, discrete businesses focused on clients and products around the world.

In terms of the key business lines, we are a premiere specialty platform.  We think of the specialty business as an important strategic element.  The reality is that a change is coming to the insurance marketplace.  Change is accelerating.  It is a very simple notion really, nothing in life is standing still, and our clients’ risks do not stand still either.  As a result of being a leader in specialty, and a leader in reinsurance, is precisely how you drive that change forward.  Specialty insurance has always been the originator of new policies, new concepts or how to insure.  The reinsurance community, as the backend of the risk, has been the one driving new business models into the sector, particularly through the ILS market and its expansion.  If we think about those two dynamics together, this is why we are so well-known for innovation.  In both spaces, we lead what we think will drive reinvention of the insurance marketplace forward.

March 5 2018

In terms of immediate benefits though, the ability to cross-sell the products we have across the AXA platform, will be one of the quickest sources of growth and additional profit that can come from this work.  In the medium and longer-term, we can kick in our complementary efforts at innovation, to drive the changes I just spoke about.

With that, I turn it back to you Thomas.

Thomas BUBERL

Thank you, Mike.  Why is this transaction important for us?  As I told you, it will be a milestone in our transformation process.  We stated it would focus on health, protection and P&C commercial insurance, and this transformation in AXA Group is really about changing the lines in insurance in the Property & Commercial line insurance.  As has been said, XL is a very strong player and a very strong platform in the P&C insurance market.  We do think that this will take us forward with our transformation of our company, delivering more services and more frequent contact with our clients.

Looking at both businesses, I believe this is a unique combination.  On the one side, you have AXA as a global leader in the insurance market, a leading global insurer with strong presence, a strong footprint in the SME market and a key insurance brand.  On the other side, we have the XL Group, a leader in the P&C commercial lines and specialty, focused on large and mid-market players with an innovative and dynamic culture.  Both companies are a perfect fit, which provides us with major synergies. The rationale behind this decision was not based on cost savings, but this is really about a vision for growth.  They are, of course synergies, but in my view, the focus is clearly about a common growth vision.  Most certainly there are capital synergies, if we bring the two companies together, as well as reinsurance synergies.  However, the largest one, the main synergy is the related to revenues.

As I stated before, the XL Group with AXA represents the sixth pillar of the AXA Group.

We have five pillars focused on geographies which by definition are managing larger risks and specialty global risks.  That is what it is about, which is why we decided to put together AXA Corporate Solutions with XL Group together, as well as getting as the CEO of this new entity and will join the Management Committee.

.  I am delighted to give Greg a warm welcome in this Management Committee.  I would also like to give a warm welcome to Mike, who will become my special adviser.  After this decision there is the whole integration, as well as growth, changes many other issues where Mike and I can really leverage one another’s input.

I will now hand over to Gérald, who will take you through the financial aspects.

Gérald HARLIN, Deputy CEO and Chief Financial Officer, AXA

Good morning, to you all. As Thomas stated, this acquisition is attractive from a strategic standpoint, but also from a financial one.  We buy with a multiple of 15 times the PE, by a factor of 11 on the PE synergised.  There is a high return on investment at 10%, and with cash remittance of over 80% of the result of the earnings.  This is a USD 15.3 billion acquisition, EUR 12.4 billion.  This acquisition is fully financed in cash.  There are three blocks:

●    EUR 3.5 billion of cash that we have today.

March 5 2018

●    EUR 6 billion from the US IPO, which as Thomas noted will take place in the second quarter of this year, with all the pre-IPO transactions, that I mentioned during the IR day in November.

●    Plus, EUR 3 billion, which is the sub-debt, so there is limited additional debt.

What are the impacts on 2018, in terms of the financials?  On the Group’s net gearing, we will have the additional EUR 3 billion in debt in the end of the year of 2018, which will result in a debt ratio of 32%.  This transaction will make it possible to not dilute the earnings for our shareholders.  In the 2018 earnings, this EUR 6.3 billion is around the consensus from Bloomberg and the analysts.  This operation with the US IPO, will involve selling-off part of the US Life operations.  This will be down 0.2 billion, which will be compensated in the fourth quarter with the XL Group integration for plus 0.2 billion, so there is no dilution here.  Finally, the Solvency II situation is very strong and solid, between 190% and 200% expected by the end of the year, I remind you that our target range is from 170% to 230%.

Let us look at a number of indicators for the impact over time until 2020.  The debt gearing indicator, regardless of the pace we sell in the US, will return to something absolutely standard, to 28% by 2020.  In our Ambition 2020 plan, we reaffirm the target for underlying earnings per share between 3% and 7% CAGR.  The earnings we lose from the sale of the US IPO and the subsequent selling down of the Life activities in the US, will be made up for by the acquisition of XL Group and the emergence of the related synergies that Thomas mentioned.  Finally, the solvency will be at a pretty comfortable level and we are expecting to go past the 200% mark.  This operation re-establishes diversification and allows us to benefit from internal models, which will benefit from this diversification from 2020 onwards, enabling us to save around 2 billion in capital.

As I stated, the Ambition 2020 objectives are fully reaffirmed.  At the same time, what are the mid to long-term advantages for our Group?  From a financial standpoint, we will be reducing sensitivity to financial markets and we will have a lower beta and lower cost of equity, which is positive for our shareholders.  This is good news and will result in an increase in the share price.  I mentioned the 80% cash remittance, so increased cash remittance potential and that reinforces the Group’s growth potential and capacity.

I will now hand over to Thomas for his closing remarks.  Thank you.

Thomas BUBERL

Thank you, Gérald.  By way of conclusion, this combination between AXA and XL Group is really a major leap forward in AXA’s strategic journey.  We are delighted that with these two transactions, we will fully change the profile of AXA Group.  The sale of our US Life business reduces our exposition to financial risks and the acquisition of XL will be make us number 1 in the P&C commercial lines, across all lines, with strong complementarity to fuel future earnings growth and value creation.  This will be a tremendous opportunity for us to invest in the business and avoid share buybacks.  I know that the market is very keen on share buybacks, but in our house, it is our tradition to deliver our entrepreneurial ideas.  This is a major support in this direction.  I am extremely proud to share this moment with this team.  We are on board with this unique combination in the history of AXA.  Thank you very much.  Let us move on to the questions.

March 5 2018

Q&A

Lionel GARNIER, Le Revenu

What is your estimate in terms of the excess values, in terms of the bridge that other partners, branch or banks that support us?  What rate are they going to be applying?  What is the impact on the capital evolutions?  Have you got subsequent operation into 2019?  What is the timing of the American operations for the IPO?

        Gérald HARLIN

The first question is about the excess value.  We are probably talking EUR 8 billion.  In terms of the bridge financing, it is delivered by JP Morgan at a rate without a covenant, that varies along the swap curve between 20 to 120 basis points.  We are talking about 1% and 2% according to the current rate.  We do not really want to draw on this financing line.  On the timing of the IPO, as we stated, it will take place during the second quarter of 2018.  The market conditions are pretty favourable.  We are not in a rush here.  We will do this depending on the market conditions and it could be in two or three years.  The most important point is that we have no constraints.

Laurent THEVENIN, Les Echos

This operation was a big comeback in the reinsurance market for you.  Is it your ambition to maintain these activities?  A question for Mike McGavick, why did you think it was the right time for you to find someone to acquire you?

Thomas BUBERL

I will ask Greg Hendrick to take the second part of the question.  Are we going to keep reinsurance?  The answer is yes.  We are going to be retaining the reinsurance because the market has changed tremendously today, compared to 20 years ago, between primary markets and reinsurance markets.  Those markets have changed completely.  The question is now whether you are in one of the other markets, but it is about access to capital markets.  Greg, you have been in this business day in and day out.  Can you tell us a bit about what the access to capital markets means?

Greg HENDRICK

I am very excited about the combination for the reinsurance team.  It has been a core part of our operations at XL, almost from its very foundation.  For us, it gives us an ability to enter in the markets in a broad way, with very limited infrastructure.  But it also more importantly, it also gives a broad sense of what is going on in the market.  We are able to see what is happening across the P&C spectrum.  But I think on Thomas’s point, the third and most important point is, it has been the focal point of what we call alternative capital, that is from pension funds, sovereign, high net worth families.  They come in specifically wanting to take a risk, particularly these days around property catastrophe risk.  The reinsurance operations are very much our focal point for how to bridge the gap between the traditional reinsurance and insurance markets, into that alternative capital space.  Certainly, Thomas, Mike and I, see a big future on the growth of that potential and that is one of the big things that the reinsurance operation brings to the table.

Mike MCGAVICK

There are a couple of things that really drive this.  If you think about our acquisition of Catlin, it was a recognition that scale matters more and more in insurance operations.  There are a number of reasons why, principally the fact that operating globally is essential and that is a very expensive infrastructure to maintain.  Second, capital is made very dear by Solvency II and other regulatory pushes around the world.  If you think about those two things alone, you realise that scale makes a huge difference in comparative positive.  We gained greater scale through Catlin, no doubt, but the reality was we were still not in the top group in the world.  While our Board was not looking to sell, when Thomas came forward and outlined a compelling vision for maintaining the brand, maintaining the strength and accelerating its progress, through being part of this more powerful Group, it was a very compelling vision indeed.  I have to say, in addition, it was exciting to us that it was a complementary fit.  That we were each good at different things, but had similar approaches to customer service, similar cultures, and a similar focus on innovation.  When you add that all together and realise that the actual overlaps are not that large, so the impact on XL and AXA people will be less that it might be ordinarily in such an advanced integration, this is incredibly exciting for all of us.  That convinced our Board and our management that it was the right thing to do.

March 5 2018

Fabio BENEDETTI, Bloomberg

On your US IPO, could you plan to go below 50% and what will be the timeframe for future disposals?  As I understand, Mr Buberl, you are ruling out any share buybacks from the proceeds of the US IPO?  Which areas are the most meaningful for synergies?  Could you provide one or two examples?  I know that XL is very diversified in terms of operations, as well as AXA.  Where could you focus, to show where these synergies come from?

Thomas BUBERL

On the US IPO, you ask if we are going below 50%, maybe I did not express myself clearly enough.  Yes, we will exit the US Life business over time.  That means that we will start now with a first tranche, as Gérald said earlier, in Q2.  Market conditions are good, but the aim is to fully exit the US life business over time.  Obviously, the markets need to be attractive; otherwise we would not do it.  I want to stress again, what Gérald has said, the US IPO and the exit from the US Life business, is not a condition for this transaction and combination with XL Group.  Those two are fully separate.  But, if you look at what I said earlier, changing the Group’s risk profile, we need to do the full exit, in order to go from a predominantly life focused insurer, to a predominantly P&C focused insurer.

Gérald HARLIN

On share buybacks, Fabio, the fact that we will use and invest in and buy XL at the end, let us say, of Q3, means that we will not do any share buyback.  Just one remark about the share buyback.  I know that lots of investors or analysts consider it extremely valuable, but keep in mind that it reduces and is a shrinking of a company.  Here we are expanding our company, expanding our reach, whereas if we did the same through share buyback, you would shrink the company by maybe one fourth.  At the same time, doing this would dramatically increase the gearing ratio.  Really, here it is a strategic move and we cannot say that a share buyback is a strategic move.

Greg HENDRIK

As Thomas said, there are expense synergies and some of them are on ceded reinsurance, but I really want to focus on what is really the most exciting this about this, which is the revenue synergies.  I will give you three examples.  First, XL has a great franchise around what we would broadly call specialty products, some professional, environmental, cyber, etc.  We see real opportunity to take those products, combine them with the powerhouse that AXA is in the small commercial market space, and really sell to a whole new set of customers and distribution, that we have not previously had access to.  This is particularly the smaller brokers in Europe, and even in some of the AXA agents.

The second is that I think the AXA Corporate Solution has a great franchise here in Europe.  The benefit from the US underwriting expertise that we will bring to the table, will only enhance AXA Corporate Solutions’ positions with their existing customers and be able to really move forward to a lead position.  Whereas perhaps in the past, that might have been a little more difficult.

March 5 2018

The third one is a little more speculative, but the one I get most excited about.  We have a very good footprint in the US.  There are a lot of capabilities here at AXA that obviously I am still learning about as we go, minute by minute.  My heart and my gut tell me that we are going to be able to leverage the great expertise that AXA has around small and lower mid-market commercial, and hopefully bring it to bear in the US.

Journalist

In November, you announced that you would be refocusing on about 15 large countries.  Part of the country part of the XL portfolios are the markets that are less attractive than others, that might exit or sell-off?

Thomas BUBERL

This is a relevant question, because most likely are we going to be increasing the complexity and coming back to this strategy.  No, that is absolutely not the case we defined in November.  We defined that we wanted to focus on 10 countries, plus six countries, in terms of large potential.  Then we want to focus on an approach to market with a more private equity approach, that is the retail view of the business.  If we start from a global business, like the XL Group case, we want to leverage our fit, as Greg said.  Those are more in the US, the UK via London and Europe.  On the 10 plus six, we are very much aligned.  To be a truly global player you have to have a presence in many countries for business programme generation.  This is the work ahead of us.  How can we align our strategy to focus on segments and countries?  This combination will not change this.

Journalist

On the position of the XL adviser, what will happen going forward?  What is the amount dedicated to reorganising both Groups?  You are talking about synergies in a full year, but in the meantime, how much you will be investing in reorganising?

Thomas BUBERL

I would like to start with the question on the adviser.  XL Group is a listed company and we will be delisting it if possible and it means that we are going to be creating an internal advisory board.  Personally, I will take the lead with the Chairmanship of this Committee.  My Vice President is next to be, Mike McGavick, who will nurture and fuel this Committee with a number of key people to support the new CEO, Greg, in his success.

Gérald HARLIN

On your second question, about 300 million.  There are always restructuring costs, which in terms of the expected global synergies, 400 million, it is a very modest and will be quickly amortised.

Fabio BENEDETTI

Going back to the financing and the 6 billion from the US IPO and related transaction, exactly which transactions and how much will come from the IPO proceeds versus the rest?  You are getting to leadership in commercial P&C, who is going to be number two?  You are taking the stage after two important political events in Europe in two countries where you have operations.  What is your read of the events in Italy and Germany?

Gérald HARLIN

Let us start with the 6 billion.  The 6 billion have two components mainly.  There is 2.8 billion corresponding to the restructuring pre-IPO.  You may remember that we had different restructuring, that corresponded to 2 billion, but it was for 2017 plus 2018.So long as we have outflows in 2017 corresponding to an injection of cash to the US, now we have inflows of 2.8 billion and the rest corresponds to the IPO.

March 5 2018

Greg HENDRIK

The wonderful team at AXA put together a chart, and I only saw it as insurer number 2, number 3, number 4, but I will say this, I believe that if I put on a European perspective, I imagine Allianz would be up there and if I put on a North American perspective, Chubb would be up there.  I honestly do not know who is number two on that chart, I apologize.

Thomas BUBERL

We will let Fabio guess, but your two guesses are the right ones.  Fabio will now figure out if it is two or three.  On your third question, we are talking about two countries that are very close to our hearts, Italy for you and Germany for me.  The short answer is the Italians now need to do what the Germans have done, but it should not take six months.  Now, to look at it from a German perspective, I think I am very happy now that a coalition has been found, that the members of each party have voted positively for that change.  Also, that when you look at people who will be taking the Ministries in this grand coalition, there is a profound change relative to the past.  Personally, I had a lot of questions around succession, certainly with the leading party.  Today, we see many opportunities that makes me very happy and very positive, particularly for the European process, that this can now continue.

On Italy, I think we all expected that there was not an immediate view for a coalition.  As expected, it will be very difficult, and I do hope that will not display itself in uncertainty in the financial markets.  Uncertainty in the financial markets is not what we need now, given the very fragile banking system.  I do hope that over time now, and quicker than the Germans, the Italians will find a coalition that can really transform this country for the future.  Because if you look around in Europe, if there is one thing we do not need, it is to standstill.

Clement LACOMBE, Le Point

You said that XL was a very innovative Group.  Can you give us an example of innovation, or exotic products that you offer, to show this?  Can you give us some details on the negotiation, how it was organized, in terms of your advisors, bankers?

Thomas BUBERL

What is also interesting is that in our Board we also have one customer of XL, who immediately told us that they were extremely innovative.  Greg will tell us what this innovation means, and I think that afterwards, Mike and I should talk about how the negotiations were organised on both sides, and how did we get to that result.

Greg HENDRIK

For us innovation has been core, it is in our DNA.  We were formed 1986 as a solution to the liability crisis in the United States at that time.  As a US corporation, you could not buy casualty insurance and we had to create an entire new form, an entire new pricing and indeed, an entire new company.  Effectively, our first Board of Directors meeting had 62 risk managers in a room, because to be able to get a policy from us, you needed to contribute capital.

We have a mutual background, which again is another similarity with our new friends here at AXA.  It has always been part of who we are, and we have made quite a thrust on it.  It comes in three ways.  One is what I would call the business-as-usual innovation.  Our people are incredibly talented; we are at the high-end of the large commercial market space, so you are not doing anything the same way very often.  You are constantly recreating the product and so we do a great job.  In North America, we have a firm called Advisen, which measures innovation and we have led that table for the last two years, it’s called a Pacesetters Index.  We are very proud of the business-as-usual.

The second step has recently been around Accelerate.  We generate a lot of good ideas around the institution, but we do not always have time to drive them to a conclusion.  We now have a group of people led by Paul Brand and Vincent Branch, who focus on some experiments to drive forward where its technology, data, and analytics, and really bring them to bear.

March 5 2018

The third one is XL Innovate, which is our venture capital fund.  In terms of a concrete example, about three or four years ago, its leader Tom Hutton set out to find an insurance solution that unlocks the ability to invest in renewable energy, particularly in North America.  That is where we have a stronger presence.  At the time, there was a lot of money to be lent, but at rates that were way too high, because the manufacturers of this technology had no balance sheets, so their warranties were not really of any value to anybody trying to build a project.  With no predecessor product, Tom and his team spent over a year researching and researching, understanding the dynamics.  They developed a brand-new product, able to guarantee the performance, of in this case of fuel cell technology, but we are applying it to other technologies as well.  It unlocked the lending that let more projects and more developments go.  It is a small example, but a meaningful one to us, in that we created something altogether new.

Mike MCGAVICK

The negotiations went very, very pleasantly.  In anything complex like this, it starts happily and becomes complex, then the lawyers join in and it becomes really complex, and then it calms down again, and you come to a resolution.  It was very brief.  Thomas and I had met some time ago, briefly when he was first in the job, at the Geneva Association, where we are both active.  Then on 15 November last year, I think, I was invited to visit him in his offices in New York and we started talking about where we saw the industry going and it was one of those strange meetings where you feel you are finishing each other’s sentences.  About two thirds of the way through that meeting, he said that he thought we should be thinking more seriously about how to take these ideas forward.  There followed a little bit of back and forward.  A follow up meeting here.  I wanted to make sure that he met Greg, because Greg was already being moved through our ranks, to take over from me at some point I hoped.  We made sure that they got to know each other.  From there, it was a simple, accelerated back and forth, back and forth and then about 10 days ago, it became quite specific and we decided to set our teams to work, to see if they could work under extreme and unpleasant conditions to rapidly put together a very complex arrangement.  In fact, they did, and I have to tell you that the teams that worked on this were simply extraordinary.  That is my recollection of events, Thomas.

Thomas BUBERL

You said that in the meeting in New York, I could have finished your sentence; you finished my sentence already.  You gave a perfect summary of it, and I can only confirm what Mike has said.

Catrin SHI, Insurance Insider

Will you consider merging your technology, venture capital funds, XL Innovate and AXA Strategic Ventures?

Thomas BUBERL

We first need to understand from each other, what is in these funds.  Today, I guess that we have a very different focus.  Greg was laying out XL Innovate, which is very much focused on the mid-market and large corporate business.  AXA Strategic ventures is very focused on the retail business, so we would have to see where it makes sense.  I guess certainly, when it comes to looking at deals there should be a big exchange but putting the two funds together would only makes sense if one and one is more than two, and we make sure that the dynamic is increasing.  Otherwise, we should not be putting things together that doesn’t fit together

Paul DAVIES, Wall Street Journal

If you had to use the bridge financing, what would you do to your credit rating?

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Gérald HARLIN

We have a strong credit rating and, as I said, the intention is not to draw the line.  This is a backup line and that is it. Again, this bridge financing should not have any impact on our rating.

Ryan HEWITT, Insurance Pulse

Will XL’s Lloyds operations remain under the XL Catlin brand?

Greg HENDRIK

We are still working hard to think together to figure out how exactly the brand should go.  Yes, we have said that the XL and the Catlin name will move on forward within the AXA organization.  We just need to figure out the specifics of how we are going to do that best.

Ryan HEWITT

Will XL’s UK operation, including Lloyds, come under the leadership of AXA UK CEO, Amanda Blanc?

Greg HENDRIK

I would reiterate that we have not got that far.  We will work hard at trying to get those questions answered as soon as we can, but for the moment that has yet to be determined.

Thomas BUBERL

In addition to what Greg said and as a general principle, we do not want to integrate the local businesses of XL and XL Catlin, into our local operations.  This is a fundamentally different business.  It is a global business, and it should stay apart.  The logic is we are combining XL Group with AXA Corporate Solutions business, and this forms the sixth pillar of the AXA Group.  We want to keep that cohesion and really make it into a growth vision and not lose time on local integration in something that is completely different.

Ben DYSON, S&P Global Market Intelligence

Where will the cost-savings related to the deal come from?  Could you say what the impact will be on jobs at AXA and XL?

Gérald HARLIN

Just a few figures to understand the cost synergies and where it is coming from.  We said it would be 0.2 billion of pre-tax savings and this relates globally to a level of expenses of 1.8 billion for XL and 0.3 billion for ACS.  You can see that as we said before, ACS is much smaller.  As a whole, we presume that it is 8%, which is relatively modest.  The other point is that you should keep in mind that today; XL is a listed company, which means that there is a lot of structure and infrastructure that will not be needed any more.

Herbert FROMME

What are the main risks of the transaction? What can go wrong?

Thomas BUBERL

Obviously, every transaction has got a risk and when you integrate something it is never risk free.  However, I do believe that due to the fact we are so complementary, and we do not have a lot of overlap, the integration should be relatively easy.  That was also exactly the vision that Mike and I have formulated, together with Greg.  It is not about cost-savings, it is about really finding a joint story of growth, where one and one is bigger than two.  So, for me, the risk in the integration is relatively small.  We need to make sure that we really get a grip in the market and we make sure that we implement that vision.  That is probably the biggest risk; will we be able to implement it?  Looking at Greg, he looks very confident.

March 5 2018

Greg HENDRIK

I feel very confident, thank you, Thomas.

Thomas BUBERL

I would like to thank you very much for your questions and attention this morning.  Thank you very much to Mike and Gregg for joining us.  It was important for us to keep you informed early on.  Once again, this is a very important transaction for us.  This is a major change and a major leap forward in our transformation journey.

March 5 2018